EXHIBIT NO. 99.(h) 10

Exhibit C

As of April 1, 2023

Categories of Non-Administrator Expenses

a.	The fees and expenses described in Article 2(b) or Section 2.2(b) of the MFS Family of Funds’ Advisory Agreements.

b.	Investment advisory fees and other expenses associated with the investment management of the Funds’ portfolios (for the avoidance of doubt, the voting of proxies and performance of investment compliance functions are included in investment management services for purposes of this Agreement).

c.	Costs of brokerage fees, commissions, ticket charges and transfer taxes in connection with the purchase and sale of portfolio securities and other assets for the Funds.

d.	Distribution and marketing expenses of the Funds, including Rule 12b-1 fees.

e.	Expenses of the Funds for transfer agent(s), registrar(s) and dividend disbursing agent(s).

f.	Expenses of the Funds for custodian(s) and related custodial services.

g.	Costs of Fund accounting services provided by third parties to the Funds, including the fund accounting services of the type currently provided by State Street Bank and JP Morgan to the MFS Funds.

h.	Costs of services provided by independent accountants and outside legal and tax counsel to the Funds and the Independent Trustees.

i.	Taxes, if any, levied against the Funds.

j.	Costs, including interest expenses, commitment fees, facilities fees and unused line fees of any borrowings made by the Funds.

k.	The Funds’ allocable portion of the fidelity bond required by Section 17(g) of the Investment Company Act of 1940, and directors’ and officers’ liability and other insurance premiums.

l.	Proxy filing fees and the costs of printing and mailing of any proxy materials for meetings of shareholders’ of the Funds.

m.	All applicable registration and filing fees required to be paid by the Funds under federal and state securities laws.

n.	The Funds’ allocable portion of expenses of obtaining quotations and other pricing information for calculating the value of the Fund's net assets, including the costs of independent pricing services.

o.	Fees, expenses and other compensation of or payable by the Funds to Independent Trustees, including expenses to maintain any retirement plan or deferred compensation plan of the Trustees, including for actuarial services provided by third parties.

p.	Printing, mailing and filing costs associated with the preparation and distribution of registration statements, prospectuses and reports of the Fund to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust's existence and qualification to do business, and the registration of shares with federal and state securities authorities.

q.	Extraordinary expenses as may arise, including judgments and expenses incurred in connection with litigation, bankruptcies, workouts and restructurings, proceedings and other claims against the Funds, and the legal obligations of the Funds to indemnify its trustees, officers, employees, shareholders, distributors, and agents with respect thereto.

r.	The Funds’ allocable portion of dues for membership in various industry organizations, including the Investment Company Institute, the Independent Directors’ Council and the Mutual Funds Directors Forum.

s.	The costs of third-party software used for the Funds' financial reporting, N-CEN reporting, tax preparation and registration statement preparation as appropriately allocated to the Funds.

t.	Costs of third-party tax notification services used for the Funds (e.g., Ernst & Young's PFIC list).

u.	Costs of third-party tax return preparation and filing services (including tax return extension services, fiscal distribution calculation services, excise tax distribution services and related tax compliance or tax advisory consulting services)

v.	The costs of third-party legal advice regarding state tax law issues for the municipal Funds.

w.	The allocable costs of third-party legal services to review loan documentation for Funds that purchase bank loans.

x.	The costs of third-party legal, tax, accounting or other expert advice incurred in connection with an examination, investigation, enforcement proceeding, litigation or other regulatory proceeding of or against the Funds.